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                                                               Exhibit 99(d)(2)


[TYCO LETTERHEAD]


                                      August 1, 2000

InnerDyne, Inc.
1244 Reamwood Avenue
Sunnyvale, CA 94089

Attention: William Mavity, President and CEO

Ladies and Gentlemen:

      We refer to a certain Dual Party Confidential Disclosure Agreement, dated October 4, 1999 (the "Confidentiality Agreement"), between United States Surgical, a division of Tyco Healthcare Group LP ("USS"), and InnerDyne, Inc. (the "Company"). USS is an affiliate of Tyco International
(US) Inc. ("Tyco"). In consideration of the willingness of the Company to make certain confidential and proprietary information regarding the Company available to Tyco and certain of its affiliates in connection with Tyco's evaluation of a potential acquisition of the Company (the "Proposed Transaction"), Tyco hereby covenants and agrees as follows:

      1. Tyco agrees to be bound by all terms and provisions of the Confidentiality Agreement applicable to USS, as if Tyco were a party to such agreement. Tyco further agrees that, notwithstanding any provisions in the Confidentiality Agreement to the contrary, all information disclosed by the Company to Tyco in connection with its evaluation of the Proposed Transaction, regardless of whether such information is disclosed orally or in writing or designated "Confidential" or not, shall be deemed Confidential Information (as defined in the Confidentiality Agreement), subject, however, to the exceptions set forth in paragraph 4 of the Confidentiality Agreement.

      2. For a period of two years following the date hereof, Tyco and its affiliates will not, without the prior written approval of the Board of Directors of the Company, (a) purchase or acquire (or enter into any agreement or make any proposal to purchase or otherwise acquire) any securities of the Company, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities, or (b) act, whether alone or in concert with others, to seek to propose to the Company or any of its shareholders any merger, business combination, restructuring, recapitalization or similar transaction to or with the Company or any of its subsidiaries or otherwise seek or propose to influence or control the Company's management or policies. Notwithstanding the foregoing provisions of this paragraph, if the Board of Directors of the Company approves a transaction with any person that would result in such person beneficially owning more than 20% of the

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InnerDyne, Inc.
August 1, 2000
Page 2


outstanding voting securities of the Company (or a successor to the Company in a merger or consolidation transaction) or all or substantially all of its assets, or any person or "group" (as defined in the Securities and Exchange Act of 1934, as amended), other than Tyco or any of its affiliates, has commenced or publicly announced its intention to commence a tender offer for more than 20% of the outstanding voting securities of the Company, or any options, warrants or other rights to acquire voting securities of the Company, then Tyco shall not be prohibited thereafter from taking any of the actions described in the preceding sentence.

      3. For a period of two years following the date hereof, Tyco and its affiliates will not, directly or indirectly, solicit for employment any employee of the Company with whom Tyco had direct contact in the course of its evaluation of the Proposed Transaction; provided, however, that Tyco and its affiliates shall not be precluded from hiring any such employee who responds to a public advertisement placed by Tyco or any of its affiliates.

      4. Notwithstanding any provision in the Confidentiality Agreement to the contrary, each party's obligations under paragraphs 2 and 3 of the Confidentiality Agreement (as amended by this letter agreement) shall remain in full force for a period of three (3) years from the date hereof.


                                  Very truly yours,



                                  TYCO INTERNATIONAL (US) INC.

                                  By:  /s/ Richard J. Meelia
                                      ---------------------------------------
                                      Richard J. Meelia, Vice President


Accepted as of the date
first above written:

INNERDYNE, INC.

By:  /s/ William G. Mavity
   -----------------------------------
   Title: William G. Mavity
          President and CEO